(AIA DOC. A111, STANDARD FORM &, AS MODIFIED)
                    (COST OF WORK PLUS A FEE)


                  AGREEMENT; GENERAL CONTRACTOR
                        (NO LIEN CONTRACT)


THIS AGREEMENT

made as of the 30th day of April in the year of Nineteen Hundred and Ninety-Six (1996).

BETWEEN the Owner:  Showboat Marina Casino Partnership
                    An Indiana general partnership
                    2001 East Columbus Drive
                    East Chicago, IN 46312

and the Contractor: Tonn & Blank, Inc., in Joint Venture with KLM
                    Construction, Inc.
                    126 E. Fifth Street
                    Michigan City, IN 46360-3307

The Project is:     East Chicago Showboat/Landside Improvements
                    (Site Work, Pavilion and Parking Garage)
                    See Legal Description Exhibit "I"
                    3401 Aldis Avenue
                    East Chicago, IN 46312

The Architect is:   Hillier Group
                    500 Alexander Park CN-23
                    Princeton, NJ 08540

For and in consideration of the terms, conditions and covenants set-out herein, the Owner and Contractor agree as set forth below.

                            ARTICLE 1
                      THE CONTRACT DOCUMENTS

The  Contract Documents consist of this Agreement, Conditions  of
the   Contract,  (General  Supplemental  and  other   Conditions)
Drawings, Specifications, Addenda issued prior to

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execution  of  this Agreement, and such other  documents  all  as listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated
herein.   The  Contract  represents  the  entire  and  integrated
agreement  between  the  parties  hereto  and  supersedes   prior
negotiations, representations or agreements, either written or oral.

                            ARTICLE 2
                    THE WORK OF THIS CONTRACT

2.1 The Contractor shall execute the entire Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others, or as follows:

     The Project is a new marina casino for Showboat consisting of site work to prepare for the buildings and grounds; a pavilion building at approximately 100,000 s.f. and parking garage at approximately 350,000 s.f. The pavilion will be two story on pile foundation with steel construction and dryvit shell. The parking garage will be four stories on pile foundation with reinforced concrete decks and columns and precast shell. The pavilion will provide connecting bridges to the marina and parking garage. The interior work will include complete tenant improvements, including installation of owner supplied finish materials and equipment.

2.2 Contractor's duties shall include interior construction services, including coordination and installation of all Showboat Development Company interior improvements and finish work. The Work shall include, but not be specifically limited to, installation of furniture, floor, finishes, wall covering, casework, shelving, storage systems, fixtures and equipment as specified on construction documents.

2.2.1 The Contractor shall furnish only skilled and properly trained staff for the performance of the Work. The key members of the Contractor's staff shall be persons agreed to in advance with the Owner and identified in the "Schedule of Key Personnel" attached hereto and incorporated herein as EXHIBIT E.

2.2.2 Such key members of the Contractor's staff shall not be changed without the written consent of the Owner, unless such person becomes unable to perform any required duties due to death, disability, or termination of employment with the Contractor. If a key member is no longer capable of performing in the capacity described in Exhibit E, the Owner and the Contractor shall agree on a mutually acceptable substitute.

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2.2.3  During  the performance of the Work and  until  the  Owner determines  these services are no longer needed,  the  Contractor
shall   keep  the  superintendent  at  the  Project  site,  fully
authorized to act on behalf of the Contractor, unless otherwise agreed to in advance by the Owner.

                            ARTICLE 3

3.1 The Contractor accepts the relationship of trust and confidence established by this Agreement and Covenants with the Owner to cooperate with the Architect and utilize the Contractor's best skill, efforts and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to make best efforts to furnish at all times an adequate supply of workers and materials; and to perform the Work in the best way and most expeditious and economical manner consistent with the interests of the Owner.
The Owner agrees to exercise best efforts to enable the Contractor to perform the Work in the best way and most expeditious manner by furnishing and approving in a timely way information required by the Contractor and making payments to the Contractor in accordance with requirements of the Contract Documents.

3.2 Contractor shall coordinate and actively work with Owner's minority relations consultant to identify capable sub-contractors and vendors that will be included on a qualified bid list. Report to Owner monthly as specified by local and state municipal requirements.

                            ARTICLE 4
         DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The date of commencement is the date from which the Contract Time of Subparagraph 4.2 is measured; it shall be the date of this Agreement, as first written above, unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by Owner.

Notice to Proceed approximately April 15, 1996.

4.2 The Contractor shall achieve Substantial Completion of the entire Work not later than April 15, 1997, subject to adjustments of this Contract Time as provided in the Contract Documents.

     Contractor shall complete all work including obtaining the necessary occupancy and use permits within the Contractor's control, and turn over these areas to the Owner for the Owner's exclusive use. Roadways, sitework, parking garage and pavilion to be open for business April 16, 1997.

4.2.1  In addition, the Contractor shall complete all site  work,
site   utilities,  paving,  utilities  to  the  vessel  bulkhead, utilities  to  the  pavilion building, and  the  parking  garage.
Also, the Contractor

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shall  complete  the entire building envelope  (core  and  shell)
including roofing, mounting of HVAC units and delivery of the elevators and escalators for the pavilion, whatever applies to closing-up the parking garage including delivery of elevators and the connecting links from the pavilion to the garage and from the pavilion to the vessel not later than NOVEMBER 20, 1996.

4.3 The basis for determining the date of Substantial Completion, April 15, 1997, and the date of November 20, 1996 is the timely completion of final Construction Drawings by the Architect as per the April 1, 1996 Progress Schedule, attached hereto as Exhibit "H".

                            ARTICLE 5
                           CONTRACT SUM

5.1  The Owner shall pay the Contractor in current funds for  the
Contractor's  performance  of  the  Contract  the  Contract   Sum
consisting of the Cost of Work as defined in Article 7 and the Contractor's Fee determined as follows:

     The Contractor shall receive a basic fee, of $1.7 million for that portion of the cost of the Work, including changes in the Work which are incurred or paid by the Contractor during performance of the Work (the contractor's fee). Consequently, the total amount earned by the Contractor as the fee may increase or decrease, depending upon the nature of any changes in the Work, but the basis of the Contractor's fee shall always remain $1.7 million of the final cost of the Work including changes.

     A.  Tonn & Blank Inc./KLM Construction, Inc.  Joint Venture,
Fee is $1,700,000.00

     B. This Fee is payable as follows:

          (1) $200,000.00 at the time of execution of this Agreement, the balance payable in twelve (12) equal monthly payments of $125,000.00 each month without retainage.

          (2) Monthly payments of Contractor's Fee shall be made at same time as the first progress Payment of each month.

     C. Contractor's Incentive (Bonus).

In the event Contractor performs and achieves Substantial Completion of the Work of this Contract prior to April 15, 1997, then in such event Owner shall pay Contractor, in addition to all other sums due, on Incentive Fee in an amount equal to $75,000.00 for each week prior to April

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15,   1997  Substantial  Completion  is  achieved,  and  provided
Contractor  has  completed the Work not by use of  any  Budgetary
Monies.

5.2 Also, the Owner's intent is to maintain a fixed fee of $1.7 million for any additional work performed causing the cost of the work not to exceed a budget of up to $40 million. Any additional cost of work exceeding $40 million will be negotiated including fee.

5.2.1 The Contractor shall submit to the Owner the complete list of General Conditions and costs for review and approval prior to site mobilization.

5.2.2 The following alternates, which are described in Contract Documents, may be accepted by the Owner in writing; provided, however, that the Contractor shall furnish the Owner with no less than fourteen (14) days' prior written notice of the date upon which any of the alternates set forth in this Subparagraph 5.2.2 must be accepted by the Owner in order for this Contractor to perform the Work covered by such alternates for the price set forth in this Subparagraph 5.2.2 and without any adjustment to a milestone date or in the Contract Time.

5.2.3   The   Contractor   shall  establish   unit   prices   for
subcontractors   as  specifically  requested  in   the   contract
documents or by the Owner.

                            ARTICLE 6
                       CHANGES IN THE WORK

6.2.1 Increased costs for items set forth in Article 7 which result from changes in the Work shall become part of the cost of THE WORK.

                            ARTICLE 7
                      COSTS TO BE REIMBURSED

7.1 The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.1.1     LABOR COSTS

7.1.1.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner's agreement, at off-site workshops.

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

7.1.1.2 Wages or salaries of the Contractor's supervisory and administrative personnel when stationed at the Site with the Owner's Agreement. See Article 14.3.5.

7.1.1.3 Wages and salaries of the Contractor's supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work. See Article 14.11.

7.1.1.4 Costs paid or incurred by the Contractor for taxes, insurance , contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Clauses 7.1.1.1 through 7.1.1.3.

7.1.2   SUBCONTRACT COSTS

Payments made by the Contractor to Subcontractor in accordance with the requirements of the subcontracts.

7.1.3     COSTS  OF MATERIALS AND EQUIPMENT INCORPORATED  IN  THE
COMPLETED CONSTRUCTION

7.1.3.1   Costs,  including  transportation,  of  materials   and
equipment incorporated or to be incorporated in the completed construction.

7.1.3.2  Costs  of  materials described in the  preceding  Clause
7.1.3.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to the Owner at the completion of the Work or, at the Owner's option, shall be sold by the Contractor; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.1.4   COSTS   OF  OTHER  MATERIALS  AND  EQUIPMENT,   TEMPORARY
FACILITIES AND RELATED ITEMS

7.1.4.1 Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully

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consumed,  whether sold to others or retained by the  Contractor.
Cost for items previously used by the Contractor shall mean fair market value.

7.1.4.2 Rental charges of all necessary machinery and equipment, exclusive of hand tools, used at the site of the Work, whether rented from the Contractor or others, including installation, minor repairs and replacements, dismantling, removal, transportation and delivery costs thereof. Rental charges shall be consistent with those generally prevailing in the location of the Project. Rates and quantities of equipment rented shall be subject to the Owner's prior approval and accounted for to the Owner monthly as an attachment to the Application for Payment. Rental charges shall not exceed purchase price of machinery and equipment.

7.1.4.3 Costs of removal of debris from the site.

7.1.4.4 Costs of telegrams and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.1.4.5 That portion of the reasonable travel and subsistence expenses of the Contractor's personnel incurred while traveling in discharge of duties connected with the Work. Only personnel noted in Article 14.11 will be reimbursed.

7.1.5 MISCELLANEOUS COSTS

7.1.5.1 That portion directly attributable to this Contract of premiums for insurance and bonds.

7.1.5.2 Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Contractor in liable.

7.1.5.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.1.5.4 Fees of testing laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of the general Conditions or other provisions of the Contract Documents and which do not fall within the scope of Subparagraphs 7.2.2 through 7.2.4 below.

7.1.5.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents, the cost of defending suits or claims for infringement of patent rights arising from such requirement by the Contract Documents; payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and

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payments   or   settlements   made   with  the  Owner's  consent;
provided, however, that such costs of legal defenses, judgment and settlements shall not be included in the calculation of the Contractor's Fee or of a guaranteed maximum Price, if any, and provided that such royalties, fees and costs are not excluded by
the   last  sentence  of  Subparagraph  3.17.1  of  the   General
Conditions or other provisions of the Contract Documents.

7.1.5.6 Deposits lost for causes other than the Contractor's fault or negligence.

7.1.6 OTHER COSTS

7.1.6.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

7.1.6.2 See Exhibit D

7.2  EMERGENCIES: REPAIRS TO DAMAGED, DEFECTIVE OR  NONCONFORMING
WORK

The Cost of the Work shall also include costs described in Paragraph 7.1 which are incurred by the Contractor:

7.2.1  In  taking action to prevent threatened damage, injury  or loss in case of an emergency affecting the safety of persons  and
property,   as  provided  in  Paragraph  10.3  of   the   General
Conditions.

7.2.2 In repairing or correcting Work damaged or improperly executed by construction workers in the employ of the Contractor, provided such damage or improper execution did not result from the fault or negligence of the Contractor or the Contractor's foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Contractor.

7.2.3 In repairing damaged Work other than that described in Subparagraph 7.2.2, provided such damage did not result from the fault or negligence of the Contractor or the Contractor's personnel, and only to the extent that the cost of such repairs is not recoverable by the Contractor from others and the Contractor is not compensated therefor by insurance or otherwise.

7.2.4 In correcting defective or nonconforming Work performed or supplied by a Subcontractor or material supplier and not corrected by them, provided such defective or nonconforming Work did not result from the fault or neglect of the Contractor of the Contractor's personnel adequately to supervise and direct the Work of the Subcontractor or material supplier, and only to the extent

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that  the cost of correcting the defective or nonconforming  Work is not recoverable by the Contractor from the Subcontractor or material supplier.

                            ARTICLE 8
                    COSTS NOT TO BE REIMBURSED

8.1 The Cost of the Work shall not include:

8.1.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in clauses 7.1.1.2 and 7.1.1.3 or as may be provided in
Article 14.

8.1.2 Expenses of the Contractor's principal office and offices except other than the site office.

8.1.3 Overhead and general expenses, except as may be expressly included in Article 7.

8.1.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

8.1.5  Rental  costs  of  machinery  and  equipment,  except   as
specifically provided in Clause 7.1.4.2.

8.1.6 Except as provided in Subparagraphs 7.2.2 through 7.2.4 and Paragraph 13.5 of this Agreement, costs due to the fault or negligence of the Contractor, Subcontractors, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including but not limited to costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

8.1.7  Any  cost  not  specifically and  expressly  described  in
Article 7.

8.1.7.1 See Exhibit D

8.1.8 Costs which would cause the Guaranteed Maximum Price, if any, to be exceeded.

8.1.9   Bonuses   paid   to   the   Contractor's   personnel   or
subcontractors.

                            ARTICLE 9
                  DISCOUNTS, REBATES AND REFUNDS

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9.1  Cash  discounts obtained on payments made by the  Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefore from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments;
otherwise, cash discounts shall accrue to the Contractor.   Trade
discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2 Amounts which accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

                            ARTICLE 10
                SUBCONTRACTS AND OTHER AGREEMENTS

10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner will then determine, with the advice of the Contractor and subject to the reasonable objection of the Architect, which bids will be accepted. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids; however, if a Guaranteed Maximum Price has been established, the Owner may not prohibit the Contractor from obtaining bids from others. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2 If a Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted; then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the payment provisions of Paragraphs 12.7 and 12.8, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

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10.4  Except  as  otherwise agreed in  writing  by  both  parties hereto, the Contractor must competitively bid any trade Work on a lump sum basis that the Contractor wishes to perform with the Contractor's own forces, or through an Affiliate, and shall obtain no less than two (2) additional bids from qualified Subcontractors acceptable to the Owner. The Contractor, or an Affiliate, shall be permitted to perform such trade Work on a lump sum basis only if the Owner consents thereto in writing at THE OWNER'S DISCRETION.

                            ARTICLE 11
                        ACCOUNTING RECORDS

11.1 The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

                            ARTICLE 12
                        PROGRESS PAYMENTS

12.1 Based upon Application for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.2 The period covered by each Application for Payment is the first half of the calendar month immediately preceding the second half of the month in which the Application for Payment is received. On or before the 28th day and the 12th day of the month immediately preceding a semi-month in which the Contractor will submit an Application of Payment, the Owner, the Architect and the Contractor shall meet to review a preliminary draft of such Application for Payment prepared by the Contractor. The
Contractor shall revise the Draft in accordance with any objection or recommendation of either the Owner or the Architect that is consistent with the requirements of the Contract Documents. Such revised Draft shall be resubmitted by the Contractor to the Owner as the application for Payment. The Contractor shall also submit with each Application for Payment: a written narrative describing the basis for any item set forth in the Application for Payment that does not conform to the final Draft as agreed to by the Owner, Architect and Contractor. The Owner has the right to audit the draft for any inconsistencies prior to the final application for payment.

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12.3  Provided  an  Application for Payment is  received  by  the
Architect and the Owner not later than the first business day after the lst and 15th day of the month, the Owner shall make payment to the Contractor not later than the fifth (5th) business day of the month after the Architect and Owner receive the Application for Payment. If the Contractor errs in preparation of the Application for Payment, the Contractor may be required to resubmit, which shall restart the time calculations for the
Owners  payment.   Owner  will  use  best  effort  to  facilitate
PAYMENT.

12.4 With each Application for Payment the Contractor shall submit payrolls, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed
(1)  progress  payments already received by the Contractor;  less
(2) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the present Application for Payment; plus (4) retainage provided in Subparagraph 12.7.1 and 12.7.2, applicable to prior progress payments. In addition to other required items, each Application for Payment shall be accompanied by the following, all in form and substance satisfactory to the Owner and in compliance with applicable Indiana statutes:

     (1)  A  duly  executed and acknowledged  Contractor's  Sworn
Statement showing a payment certificate indicating the value in dollars of the cumulative prior payments for each subcontractor and/or vendors.

     (2) Payment Certificate to be signed by authorized company officer, sealed with Indiana Corporate seal and notarized.

[12.5 is intentionally omitted]

12.6 CONTRACTS WITHOUT A GUARANTEED MAXIMUM PRICE

12.6.1 Applications for Payment shall show the Cost of the Work actually incurred by the Contractor through the end of the period covered by the Application for Payment and for which the Contractor has made or intends to make actual payment prior to the next Application for Payment.

B Sum, less amounts, if any, for incomplete Work and unsettled claims; and, if final completion of the entire Work is thereafter materially delayed through no fault of the Subcontractor, add any

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

additional   amounts  payable  on  account   of   Work   of   the
Subcontractor in accordance with Subparagraph 9.10.3 of the General Conditions.

Upon certification of the Architect of the satisfactory, timely completion of 50% of the "Work," there shall be no further deduction of "Retainage" from subsequent progress payments. The determination of "timely completion of 50% of the work" by the Architect shall be based on the Architects's judgment of the Contractor's ability to substantially complete all of the work by the date set out in retainage and may do so at any time after completion of 50% of the work.

The Subcontract Sum is the total amount stipulated in the subcontract to be paid by the Contractor to the Subcontractor for the Subcontractor's performance of the subcontract.

12.7.6 Refer to Exhibit C for other provisions pertaining to Subcontractor releases and payments.

12.7.7 All Subcontractors shall be subject to a ten percent (10%) retainage unless otherwise specifically agreed to or requested by the Owner. Partial release of retention shall not be made by the Contractor to any Subcontractor unless approved by the Owner and all Owner close-out documentation required by the Contract Documents and the General Conditions of this Agreement have been completed and submitted to the Architect and Owner for approval.

12.7.8 All "Retainage" deducted by Owner from Progress Payments shall be deposited with an Escrow Agent pursuant to a Retainage Escrow Agreement and paid to Contractor pursuant to Article 9 of the General Conditions and the terms and conditions of the RETAINAGE ESCROW AGREEMENT.

12.8 Except with the Owner's prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

12.9 In taking action on the Contractor's Application for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contract and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with paragraph 12.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and

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

verifications, if required by the owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.

                            ARTICLE 13
                          FINAL PAYMENT

13.1 Final payment shall be made by the Owner to the Contractor when (1) the Contract has been fully performed by the Contractor except for the Contractor's responsibility to correct defective or nonconforming Work, as provided in Subparagraph 12.2.2 of the General Conditions, and to satisfy other requirements, if any, which necessarily survive final payment; (2) a final Application for Payment and a final accounting for the Cost of the Work have been submitted by the Contractor and reviewed by the Owner's accountants; and (3) a final Certificate for Payment has then been issued by the Architect; such final payment shall be made by the owner not more than 30 days after the issuance of the Architect's final Certificate for Payment, or as follows:

13.2 The amount of the final payment shall be calculated as follows:

13.2.1 Take the sum of the Cost of the Work substantiated by the Contractor's final accounting; and the Contractor's Fee;

13.2.2 Subtract amounts, if any, for which the Architect withholds, in whole or n part, a final Certificate for Payment as provided in Subparagraph 9.5.1 of the General Conditions or other provisions of the Contract Documents.

13.2.3 Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Contractor, the Contractor shall reimburse the difference to the Owner.

13.3 The Owner's accountants will review and report in writing on the Contractor's final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor.
Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Paragraph 13.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner's accountants, either issue to the Owner a final Certificate for Payments with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect's reasons for

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

withholding a certificate as provided in Subparagraph   9.5.1  of
the  General  Conditions.  The time periods stated  in  Paragraph
13.3  supersede those stated in Subparagraph 9.4.1 of the General
Conditions.

13.4 If the Owner's accountants report the Cost of the work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor's receipt of a copy of the Architects's final Certificate for payment; failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect's final Certificate for Payment.

13.5 If, subsequent to final payment and at the Owner's request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price, if any. If the Contractor has participated in savings as provided in paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

                            ARTICLE 14
                     MISCELLANEOUS PROVISIONS

14.1 Where reference is made in this Agreement to a provision  of
the   General  Conditions  or  another  Contract  Document,   the
reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate of Prime Rate plus 2%.

14.3 COMPLIANCE WITH INDIANA RIVERBOAT GAMBLING STATUTE AND THE COMMISSION'S RULES. Contractor, for itself, and for all its subcontractors, materialmen, and suppliers, does now hereby agree to acquaint themselves with and fully comply with the requirements, terms, conditions,

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

prohibitions  and  obligations of the Indiana Riverboat  Gambling
Statute and the Rules of the Indiana Gaming Commission as they may apply to them.

Contractor is fully aware and acknowledges that: The Indiana Gaming Commission reserves the right to disapprove and cancel any contract or transaction that does not comply with the Indiana Riverboat Gambling Statute or the Commission's rules or that does not maintain the integrity of the industry.

Contractor will fully cooperate with and voluntarily comply with all requests and inquiries from the Indiana Gaming Commission or its staff that relate, directly or indirectly, to this Agreement.

14.4  This Contract may be disapproved or canceled by the Indiana
Gaming Commission.

14.5 NO LIEN CONTRACT. Contractor agrees that they will pay promptly and in full, as and when they become due and payable, all bills and claims for labor performed and materials and machinery supplied by all subcontractors journeymen, materialmen, suppliers, mechanics, and labors and by any and all other persons, firms and corporations, in the construction, execution and performance of the "Work".

Further,   Contractor   for  themselves   and   for   all   their
subcontractors, journeymen, materialmen suppliers, mechanics and laborers and all other persons, performing labor and furnishing materials or machinery for the "Work", agree as follows:

     a) no lien or notice of lien shall in any event or circumstance attach to, or be claimed or filed against the "Work" or any part thereof or against the Real Estate (Exhibit C) or any part thereof;

     b) the right to take or claim a mechanic's lien on the "Work" or the Real Estate, or any part thereof, is specifically waived;

     c) all contracts with Subcontractors, journeymen, suppliers, materialmen, mechanics and laborers will be no lien contracts.

14.6 Antidiscrimination. In the hiring of employees for the performance of the "Work", neither the Contractor nor any of their Subcontractors nor any person acting on their behalf, shall by reason of race, religion, color, sex, national origin or ancestry, discriminate against any person who is qualified and available to perform the work to which such employment relates.

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

Neither the Contractor, nor any of its Subcontractors nor any person on their behalf shall, in any manner, discriminate against or intimidate any employee hired for the performance of work under their contract on account of race, religion, color, sex, national origin or ancestry.

Contractor and its Subcontractors shall fully comply with all state and federal laws regarding equal employment opportunities.

Contractor shall cooperate with and assist Owner to fully  comply with  the  Indiana Riverboat Gambling Statute as  it  relates  to
minority   business  enterprise,  womens'  business  enterprises,
minority and local hiring.

14.7 Preferential Hiring. The Contractor, on behalf of itself and its Subcontractors shall make every reasonable effort to hire and employ qualified residents of the City of East Chicago, Indiana, to perform the work required by their contracts. Qualified residents are those bona fide residents of the City of East Chicago possessing the necessary skills and union or trade memberships required to perform the work for which they are employed. This preferential hiring requirement does not apply to Contractor's and subcontractor's permanent staff.

Owner will cooperate with and assist Contractor and its subcontractors in their good faith effort to comply with preferential hiring. Contractor and its subcontractors will consult any "availability lists" of qualified residents established by Owner or the City of East Chicago.

14.8  Reports.   Contractor  and its subcontractors  will  timely
complete   and   submit  reports  to  Owner  of   such   manpower
requirements and manpower utilization as Owner may reasonably require.

14.9 The Contractor shall dispose of hazardous waste in a manner approved by applicable governmental laws. Other waste material shall be disposed of in an economic manner with a serious consideration and effort being given to recycling.

14.10 Contractor's final payment will be released only after the close-out requirements stipulated in Section 01700 of the Project Manual/Bid Permit Set) are complete. After Final Pay Request, ten percent (10%) of the Contractor's fee shall be retained by Owner or other appropriate measures to protect the interests of the Owner until remaining items, if any, of the original contract are competed and final payment certificates are supplied to Owner from the Contractor, Subcontractor and material suppliers.

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

14.11  Refers  to  Articles  7.1.1.2,  7.1.1.3,  7.1.4.5  -   The
following wages or salaries and travel expense for project supervisory personnel are reimbursed as project costs while on the project site or on travel specifically related to the work of the project.

     On-site project supervisory and administrative personnel. General Superintendent, Construction Manager.
14.12 The Contractor shall issue selected portions of each subcontract including clarifications and modifications to the Contract Documents, contract amounts, and other information requested by the Owner to interpret the contracts.

14.13 It is recognized that some of the work may be done as directed by the Owner's designated representative(s) rather than the Architect.

14.14  Owner  shall  pay  prevailing insurance  rates  only.   If
Contractor participates in special programs, such as workmen's compensation "RETRO" program, the additional cost associated with THESE PROGRAMS WILL NOT BE REIMBURSE.

14.15 The Contractor shall at all time during the term of this Agreement provide to Owner a list of the name and business address of its supervisory employees, suppliers, materialmen and subcontractors currently involved in the Work. Such list shall be in the form and manner required by Owner.

14.16 The Contract shall be governed by the law of the State of Indiana and is intended to conform in all respect to the applicable statute of the State of Indiana.

14.17 Any notice, demand or other communication under this Contract by any party to the other shall be sufficiently given or delivered if it is mailed by Registered or Certified Mail, postage pre-paid, return receipt requested, or delivered personally, and addressed to the Owner, Contractor and Architect as their names and addresses appear on the first page of this Contract.

In addition; the parties agree to provide all those Notices and reports to persons and entities, not parties to this Contract as are required by the Indiana Gaming Statutes and rules of the Indiana Gaming Commission and as may be required by any financing documents of Owner. Owner shall notify Contractor in writing of any such Notice or reporting requirements.

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

14.18 Insurance, Limits. The Insurance required of Contractor pursuant to Article 11 of the General Conditions shall be written for not less than the limits of liability as parties may agree by separate written document. (See Exhibit "A")

14.19 Owner warrants that it has completed its financing of that part of the Project that includes the Work to be performed under this Contract and that funds, sufficient to pay the sum due under this Contract are being held by a Trustee awaiting disbursement under the Contract.

14.20 The Owner considers all information about the project proprietary and confidential. The Contractor and his employees shall not disclose any information to others about the project, or any prior Showboat project without first obtaining written approval of the Owner. Others would include, but not be limited to other retailers, developers, architects and engineers, members of the media, researchers, Contractors, prospective clients, and other similar parties. Information would include construction costs, development costs, construction and building systems, copies of drawings and specifications, typical Showboat construction procedures and sequences, and other similar information.

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

14.21 The Contractor shall not prepare and release publicity or meet with members of the media and discuss any aspect of their relationship with the Owner without the prior written consent of the Owner. The Contractor may disclose the name, size, and location, along with photographs of completed work under contract without prior approval. The Contractor must submit for Owner's approval copies of all publicity materials prepared by the Contractor about Showboat projects.

14.22   The  Contractor  shall  advise  all  his  employees   and
subcontractors about these contract provisions and regularly assure Owner that they are being met.

                            ARTICLE 15
                    TERMINATION OR SUSPENSION

15.1 The Contract may be terminated by the Contractor as provided in Article 14 of the General Conditions; however, the amount to be paid to the Contractor under Subparagraph 14.1.2 of the General Conditions shall not exceed the amount the Contractor would be entitled to receive under Paragraph 15.3.

15.2 If a Guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions; however, the amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of the General Conditions shall not cause the Guaranteed Maximum Price to be exceeded, or shall it exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below.

15.3 If no Guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions; however, the Owner shall then pay the Contractor an amount calculated as follows:

15.3.1 Take the Cost of the work incurred by the Contractor to THE DATE OF TERMINATION.

15.3.2 Add the Contractor's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Paragraph
5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

15.3.3 Subtract the aggregate of previous payments made by the Owner.

The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor which the Owner elects to

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

retain and which is not otherwise included in the Cost of the Work under Subparagraph 15.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 15, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

15.4  The  Work  may  be suspended by the Owner  as  provided  in
Article 14 of the General Conditions; in such case, the Guaranteed Maximum Price, if any, shall be increased as provided in Subparagraph 14.3.2 of the General Conditions except that the term "cost of performance of the Contract" in that Subparagraph shall be understood to mean the Cost of the Work and the term "profit" shall be understood to mean the Contractor's Fee as described in Paragraph 5.1 and 6.3 of this Agreement.

                            ARTICLE 16
                ENUMERATION OF CONTRACT DOCUMENTS

16.1 The Contract Documents, except for Modification issued after execution of this Agreement, are enumerated as follows:

16.1.1  The  Agreement  is  this executed  Agreement  being,  AIA
Document A111, 1987 Edition, as modified.

16.1.2  The General Conditions are the General Conditions of  the
Contract for Construction, AIA Document A201, 1987 Edition, as modified.

16.1.3 The Supplementary and other Conditions of the Contract are those to be completed in accordance with schedule for consultant deliverables.

16.1.4 The Specifications are those

       to be completed in accordance with schedule for consultant deliverables.

16.1.5 The Drawings are those

       to be completed in accordance with schedule for consultant deliverables.

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16.1.6 The addenda, if any, are as follows:

     those to be completed in accordance with schedule for consultant deliverables.

16.1.7  Other  Documents, if any, forming part  of  the  Contract
Documents are as follows:

DOCUMENT            TITLE                                   PAGES

AIA Document A201   General Conditions, 1987 Edition,
                    as Modified                              24

Exhibit A           Insurance                                 2

Exhibit B           Additional Reporting Req.                 1

Exhibit C           Subcontractor Releases and Payments       1

Exhibit D           Fee and General Conditions Summary
                    Table                                     2

Exhibit E           Project Personnel List                    1

Exhibit F           Contractor's Application for Payment
                    Package                                   6

Exhibit G           Contractor's Fire Prevention
                    Responsibilities for the Project          3
                    During Construction.

Exhibit H           April 1, 1996 Progress Schedule and       3
                    Schedule For Consultant Deliverables

Exhibit I           Legal Description                         2


This Agreement is entered into as of the day and year first written above and is executed in at least three original copies of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.


OWNER                              CONTRACTOR


Showboat Marino Casino             Tonn & Blank, Inc. In Joint
Partnership                        Venture with KLM CONSTRUCTION,
                                   INC.

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

BY: /s/                             BY: /s/
   J. Keith Wallace                    W.S. (Bill) Mueller
       Authorized Signator                    Chairman  PRESIDENT

                                          Tonn & Blank, Inc.  and
                                          authorized signator for
                                          Joint Venture


Prepared by: Richard J. Lesniak
             Attorney At Law
             1802 E. Columbus Drive
             East Chicago, IN 46312
             (219)398-6200

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                            EXHIBIT C
               SUBCONTRACTOR RELEASES AND PAYMENTS


1. Contractor agrees to release all payments to Subcontractors or Suppliers within seven (7) business days of payment from Owner. Any payments made to Contractor, but not so released will accrue interest ("Fee") at the rate of prime rate plus 2%. "Fee" payments together with a summary report will be made to the Owner within 30 days from the end of each calender quarter for the immediately preceding calender quarter. "Fee" payments made after this 30 days will incur additional interest.

2. With the final bill, Contractor will give Owner a list of all Subcontractor retentions yet to be paid listing the Subcontractor(s) and Supplier(s) and category code. When ready for release, Contractor will invoice Owner for the retention.

3. Contractor agrees to submit a separate Certificate of Insurance, insuring the product at its location of fabrication until delivery, and a payment certificate for any deposit monies required for materials.

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